STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

DELIVERED 03:10 PM 10/29/2010

FILED 02:58 PM 10/29/2010

SRV 101041930 4891616 FILE

CERTIFICATE OF INCORPORATION

OF

APT Systems, Inc.

FIRST: The name of the corporation is APT Systems, Inc.

SECOND: The address of its registered office in the State of Delaware is 4406 Tennyson Road, Wilmington, New Castle County, State of Delaware.  The name of its Registered Agent at such address is Delaware Corporate Agents, Inc.

THIRD:  The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 90,000,000 shares of common stock with $0.001 par value and 10,000,000 shares preferred stock with $0.001 par value.

FIFTH: The name and mailing address of the incorporator is Jane Goldberg, 4406 Tennyson Road, Wilmington, Delaware 19802.

SIXTH: The powers of the Incorporator(s) shall terminate upon the filing of this Certificate of Incorporation. Following are the name(s) and address(es) of the person(s) who are to serve as director(s) until the first annual meeting of the shareholders or until their successors are elected and qualify: Glenda Dowie, 16904 76 Street, Edmonton, AB, T5W 3G9.

SEVENTH:  The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

EIGHTH: No director shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: Elections of directors need not be by written ballot unless the By-Laws of this corporation so provide.

I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, acknowledging the penalty of perjury, hereby declaring and certifying that this Instrument is my act and deed and the facts herein stated are true, pursuant to 8 Del. C. ‘103(b)(2) and accordingly have hereunto set my hand on this 29th day of October, 2010.

/s/ Jane S. Goldberg
Jane S. Goldberg